Exhibit 16.1

McGladrey & Pullen

Certified Public Accountants

McGladrey & Pullen, LLP

251 South Lake Ave. Suite 300

Pasadena, California 911001-3055

O 626-795-7950 F 626-795-9820

Securities and Exchange Commission

Washington, DC 20549

We were previously engaged to be the independent accountants for Staar Surgical Company as of and for the year ended January 2, 2004. On August 22, 2003 we were notified by the Registrant that our client/auditor relationship had ceased as independent accountants of Staar Surgical Company. The termination of our relationship with Staar Surgical Company occurred prior to the completion of our SAS No. 100 review engagement as of and for the period ended July 4, 2003.

We have read Item 4 of Staar Surgical Company’s Form 8-K dated August 22, 2003 and have the following comments:

We agree with the statements made in paragraphs 1, 2, 4, 13, 14, 15, 16, 19, 20 and 21.

We agree with the statements made in paragraphs 3, 5 and 17 except for the last sentence of paragraph 3, the first sentence of paragraph 5 and the first sentence of paragraph 17 for which we have no basis on which to agree or disagree with the statements.

We have no basis on which to agree or disagree with the statements made in paragraphs 6, 7, 10, 11, 12, 18, 22 and 23.

We have no basis on which to agree or disagree with the statements made in paragraph 8, except we do not agree with the first sentence therein as follows:

Certain of the Notes had not been paid by their original or extended due dates and were not subsequently paid or extended until the passage of various periods of time after those maturity dates.

We do not agree with the statements contained in paragraph 9 as follows:

We did not undertake to identify the single specific triggering events and the dates at which such events would have caused the character of the respective Notes to change, however, we did identify multiple events that we believe would have caused the character of the Notes to change. Moreover, we informed the Registrant that we believed that the totality of the facts and circumstances surrounding the Notes would change the character of the Notes in substance from recourse to non-recourse in nature.

McGladrey & Pullen, LLP

/s/    MCGLADREY & PULLEN, LLP

September 3, 2003